As filed with the United States Securities and Exchange Commission on April 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOULIHAN LOKEY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-2770395
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10250 Constellation Blvd., 5th Floor Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

2016 INCENTIVE AWARD PLAN

(Full title of the plan)

Christopher M. Crain, Esq.

General Counsel

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

(Name and address of agent for service)

(310) 788-5200

(Telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk, Esq.

Brent T. Epstein, Esq.

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

(424) 653-5500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The Registrant is filing the Registration Statement for the purpose of registering an additional 10,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock to be issued pursuant to the 2016 Plan (resulting from automatic annual increases pursuant to the “evergreen” provision of the 2016 Plan, as reduced by the Registrant’s board of directors in its discretion pursuant to the 2016 Plan).

These shares being registered pursuant to this Registration Statement are the same class as other securities for which an earlier Registration Statement on Form S-8 (File No. 333-206337) (the “Prior Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2015 relating to offers and sales of 9,810,898 shares of Class A Common Stock and 9,810,898 shares of Class B Common Stock under the 2016 Plan.

In accordance with General Instruction E of Form S-8, this Registration Statement incorporates by reference and makes a part hereof the contents of the Prior Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021;

(b) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2021, September  30, 2021 and December 31, 2021;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on August 3, 2021 and September 22, 2021;

(d) the Company’s Proxy Statement for the Registrant’s 2021 Annual Meeting of Stockholders, on Schedule 14A, filed with the Commission on July 28, 2021; and

(e) the description of the Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 10, 2015 (File No. 001-37537), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Article Tenth of the Company’s amended and restated certificate of incorporation provides for indemnification by the Company of members of the Company’s board of directors, members of committees of the Company’s board of directors and of the Company’s other committees, and the Company’s executive officers, and allows the Company to provide indemnification for the Company’s other officers and the Company’s agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the Company’s request, in each case to the maximum extent permitted by the DGCL.

The Company has also entered into separate indemnification agreements with each of the Company’s directors which are in addition to the Company’s indemnification obligations under the Company’s amended and restated certificate of incorporation. These indemnification agreements may require us, among other things, to indemnify the Company’s directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the Company to advance any expenses incurred by the Company’s directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officers’ insurance.

The Company maintains standard policies of insurance under which coverage is provided (a) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate provides for such limitation of liability.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Houlihan Lokey, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 21, 2015).

4.2	Amended and Restated Bylaws of Houlihan Lokey, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 21, 2015).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1#	Amended and Restated Houlihan Lokey, Inc. 2016 Incentive Award Plan.(incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 25, 2017).

99.2#	Amendment to Amended and Restated Houlihan Lokey, Inc. 2016 Incentive Award Plan .(incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 20, 2017).

99.3#	Form of Restricted Stock Award Agreement under the Houlihan Lokey, Inc. 2016 Incentive Award Plan (incorporated herein by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (Registration No. 333-206337) filed on August 3, 2015)

99.4#	Form of Restricted Stock Unit Award Agreement under the Houlihan Lokey, Inc. 2016 Incentive Annual Plan (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (Registration No. 333-206337) filed on August 3, 2015)

107*	Filing Fee Table

*	Filed herewith.
#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on the 28th day of April, 2022.

HOULIHAN LOKEY INC.

By:	/s/ Scott L. Beiser
Scott L. Beiser

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Lindsey Alley and Christopher M. Crain, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott L. Beiser	Chief Executive Officer and Director	April 28, 2022
Scott L. Beiser	(principal executive officer)

/s/ J. Lindsey Alley	Chief Financial Officer	April 28, 2022
J. Lindsey Alley	(principal financial and accounting officer)

/s/ Irwin N. Gold	Executive Chairman and Director	April 28, 2022
Irwin N. Gold

/s/ Scott J. Adelson	Co-President and Director	April 28, 2022
Scott J. Adelson

/s/ David A. Preiser	Co-President and Director	April 28, 2022
David A. Preiser

/s/ Ekpedeme M. Bassey	Director	April 28, 2022
Ekpedeme M. Bassey

/s/ Jacqueline B. Kosecoff	Director	April 28, 2022
Jacqueline B. Kosecoff

/s/ Robert A. Schriesheim	Director	April 28, 2022
Robert A. Schriesheim

/s/ Cyrus D. Walker	Director	April 28, 2022
Cyrus D. Walker

/s/ Paul A. Zuber	Director	April 28, 2022
Paul A. Zuber

/s/ Gillian B. Zucker	Director	April 28, 2022
Gillian B. Zucker